Exhibit 99.1

Enterprise Products Partners L.P.
P.O. Box 4324
Houston, TX 77210
(713) 381-6500

Enterprise Reports Solid Operating Results for First Quarter 2009

Houston, Texas (Monday, April 27, 2009) – Enterprise Products Partners L.P.  (NYSE: “EPD”) today announced its financial results for the three months ended March 31, 2009.

Highlights:

▪
For the first quarter of 2009, Enterprise reported record gross operating margin and Adjusted EBITDA despite continuing effects from 2008 Hurricanes Gustav and Ike for estimated lost business of approximately $21 million;

		1st Quarter
		2009
	1st	Estimated	1st
	Quarter	Hurricane	Quarter
$Millions, except per unit	2009	Effects	2008

Operating income	$372	$(21)	$367
Gross operating margin	$549	$(21)	$522
Adjusted EBITDA	$526	$(21)	$505
Net income	$237	$(21)	$272
Net income attributable to EPD	$225	$(21)	$260
Earnings per unit	$0.41	$(0.05)	$0.51

▪
The $27 million increase in gross operating margin was offset by a $20 million increase in depreciation expense from new assets going into service; a $28 million increase in interest expense due primarily to an increase in the average amount of debt outstanding; and an $11 million increase in the  provision for income taxes;

▪
Enterprise increased its cash distribution rate applicable to the first quarter of 2009 to $0.5375 per unit, or $2.15 per unit on an annualized basis, representing a 6 percent increase from the same quarter in 2008 and its 19th consecutive quarterly increase and 28th increase since its IPO in 1998;

▪
In the first quarter of 2009, Enterprise reported distributable cash flow of $343 million which provided 1.2 times coverage of the $0.5375 per unit cash distribution declared for limited partners.  Enterprise retained approximately $56 million of distributable cash flow for the first quarter of 2009.  Distributable cash flow for the first quarter of 2009 was negatively impacted by approximately $38 million for hurricane effects;

▪
NGL, crude oil and petrochemical transportation volumes for the first quarter of 2009 were a record 2.2 million barrels per day while total onshore and offshore natural gas transportation volumes were a record 9.5 trillion British thermal units per day (“TBtud”), representing increases of 1 percent and 7 percent, respectively, over the same quarter in 2008.  Total onshore natural gas transportation volumes increased 14 percent to a record 8.0 TBtud for the first quarter of 2009 versus 7.0 TBtud in the same quarter of 2008.  Growth in natural gas volumes was attributable to the Texas Intrastate, Piceance Basin, Jonah, San Juan and Independence pipeline systems and the White River hub;

▪
Enterprise made $393 million of capital investments during the first quarter of 2009, including $20 million of sustaining capital expenditures and $6 million of investments in unconsolidated affiliates;

▪
The expansion of the Meeker natural gas processing plant and the Exxon central treating facility in the Piceance Basin of Colorado began operations in January 2009.  In addition, the Sherman Extension expansion of Enterprise’s Texas Intrastate natural gas pipeline system in the Barnett Shale region began first deliveries to the Gulf Crossing pipeline in late February 2009 and the Shenzi crude oil pipeline in the Gulf of Mexico commenced commercial operations in April 2009; and

▪
During the first quarter, Enterprise received net proceeds of $306 million from the issuance of new equity including $226 million from a public offering and $81 million through the February 2009 reinvestment of distributions, which included $62.5 million of reinvested distributions attributable to units owned by affiliates of EPCO, Inc.  At March 31, 2009, Enterprise had liquidity (unrestricted cash and available capacity under credit facilities) of approximately $940 million.  EPCO and its affiliates committed to reinvest an additional $75 million of distributions associated with the May 2009 distribution.

Review and Comment on First Quarter 2009 Results

Enterprise reported net income attributable to Enterprise Products Partners L.P. of $225 million, or $0.41 per unit on a fully diluted basis, for the first quarter of 2009 versus a record net income attributable to Enterprise Products Partners L.P. of $260 million, or $0.51 per unit on a fully diluted basis, for the first quarter of 2008.  Net income for the first quarter of 2009 was negatively impacted by approximately $21 million, or $0.05 per unit, due to estimated lost business as a result of the continuing effects of Hurricanes Gustav and Ike.  For more information regarding net income attributable to Enterprise Products Partners L.P., see Basis of Presentation - SFAS 160 later in this press release.

The partnership generated $343 million of distributable cash flow in the first quarter of 2009 compared to a record $383 million in the same quarter of 2008.  On April 15, 2009, the Board of Directors of Enterprise’s general partner approved an increase in the partnership’s quarterly cash distribution rate to $0.5375 per unit with respect to the first quarter of 2009, representing a 6 percent increase over the $0.5075 per unit rate that was paid with respect to the first quarter of 2008.  Distributable cash flow for the first quarter of 2009 provided 1.2 times coverage of the cash distribution to be paid to limited partners.  Enterprise retained $56 million of distributable cash flow in the first quarter of 2009, which is available to reinvest in growth capital projects, to reduce debt, and to reduce the need to issue additional equity.  Distributable cash flow is a non-generally accepted accounting principle (“non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash flows provided by operating activities.

“Enterprise had a good start to 2009 in the first quarter,” said Michael A. Creel, president and chief executive officer of Enterprise.  “We reported record NGL, crude oil and petrochemical pipeline transportation volumes of 2.2 million barrels per day and record natural gas transportation volumes of 9.5 trillion Btus per day supported by strong volumes from our existing assets and contributions from recently constructed and acquired assets that have gone into service.  We generated record gross operating margin of $549 million and record Adjusted EBITDA of $526 million as a result of this volume growth and the performance of our natural gas processing business.  Demand for NGLs in the first quarter of 2009 exceeded our expectations as the result of higher operating rates by the petrochemical industry following their massive de-stocking of inventory in the fourth quarter of last year coupled with an industry preference for NGLs as a feedstock over more expensive crude oil derivatives.  In addition, a colder than normal winter led to an increase in the demand for propane.  Based on this performance and new sources of distributable cash flow that will be generated from major assets that have recently gone into service, we elected to increase our quarterly cash distribution rate by $0.0075 per unit while retaining $56 million, or 16 percent, of the partnership’s distributable cash flow for financial flexibility.”

“During the first quarter, we completed construction and commenced operations at four major projects totaling $1.3 billion of capital investment.  These projects were the 1.1 billion cubic feet per day Sherman Extension expansion of our Texas Intrastate natural gas pipeline system in the Barnett Shale, the 750 million cubic feet per day expansion of our Meeker natural gas processing facility and the Exxon central treating facility in the Piceance Basin and the 230,000 barrel per day Shenzi crude oil pipeline in the Gulf of Mexico.  These assets are in the early stages of increasing volumes, which for certain assets will continue over the remainder of the year.  In the second half of 2009, we expect to begin operations on smaller expansions to our Piceance Basin and Texas Intrastate natural gas pipeline systems,” stated Creel.

Revenue for the first quarter of 2009 was $3.4 billion compared to $5.7 billion in the same quarter of 2008 due primarily to lower commodity prices in the first quarter of 2009.  Enterprise’s revenues and certain operating costs and expenses can fluctuate significantly based on the prices of natural gas and NGLs without necessarily affecting gross operating margin and operating income.  Therefore, even though the partnership had lower revenues in the first quarter of 2009, gross operating margin increased to $549 million for the first quarter of 2009 from $522 million for the first quarter of last year and operating income increased to $372 million for the first quarter of 2009 from $367 million of operating income for the same quarter of 2008.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for the first quarter of 2009 increased to $526 million from $505 million for the first quarter of 2008.  Gross operating margin and Adjusted EBITDA are non-GAAP financial measures that are defined and reconciled later in this press release to their most directly comparable GAAP financial measures.

Review of Segment Performance for the First Quarter of 2009

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines and Services segment increased 18 percent to $343 million for the first quarter of 2009 compared to $290 million for the same quarter of 2008.  Estimated lost business for this segment in the first quarter of 2009 due to the continuing effects of the 2008 hurricanes was approximately $5 million.

Enterprise’s natural gas processing business recorded gross operating margin of $195 million for the first quarter of 2009, a 10 percent increase from $178 million in the first quarter of 2008.  Estimated lost business due to the hurricanes for this business in the first quarter of 2009 was approximately $4 million.  This business benefited from an increase in gross operating margin from the Meeker and Pioneer natural gas processing plants, our hedging activities and a 10 percent increase in equity NGL production from 104 thousand barrels per day (“MBPD”) in the first quarter of 2008 to 114 MBPD in the first quarter of 2009.  The increase in equity NGL production, the NGLs that Enterprise earns as a result of providing processing services, was primarily attributable to higher volumes from the Pioneer natural gas processing plant serving the Jonah/Pinedale fields, which began operations late in the first quarter of last year.  The increase in NGL volumes from Pioneer more than offset lower equity NGL production in South Louisiana due to hurricane effects.

Gross operating margin from the partnership’s NGL pipeline and storage business increased by 40 percent to $120 million in the first quarter of 2009 from $86 million in the first quarter of 2008 on a 119 MBPD, or 7 percent, increase in transportation volumes between the two periods.  The $34 million increase in gross operating margin was primarily attributable to a $17 million increase from the Mid-America, Seminole and Dixie pipelines on higher volumes and lower fuel costs.  Gross operating margin for the first quarter of 2009 increased by $6 million due to higher utilization of Enterprise’s NGL import/export facilities on the Houston Ship Channel and the related Channel NGL pipeline.  The partnership also realized increases in gross operating margin from its South Louisiana pipeline system and its NGL storage facilities.  Total volumes associated with the major NGL pipelines for the first quarter of 2009 were a record 2.0 million barrels per day (“BPD”) compared to 1.8 million BPD for the same quarter in 2008.  The volume increases were associated with the Dixie pipeline, the import/export facility and related Channel pipeline and the Skelly-Belvieu pipeline in which Enterprise acquired a 49 percent ownership interest in December 2008.

Gross operating margin from Enterprise’s NGL fractionation business was $29 million in the first quarter of 2009 versus $25 million reported for the same quarter of 2008.  Gross operating margin for this business was higher primarily due to reduced fuel costs at the partnership’s Mont Belvieu and Hobbs NGL fractionators.  Estimated lost business for the NGL fractionation business in the first quarter of 2009 due to the hurricanes was approximately $1 million, which was primarily attributable to lower volumes at Norco.  NGL fractionation volumes for the first quarter of 2009 increased by 9 MBPD to 432 MBPD from 423 MBPD reported in the first quarter of 2008.

Onshore Natural Gas Pipelines & Services – Enterprise’s Onshore Natural Gas Pipelines and Services segment reported gross operating margin of $116 million for the first quarter of 2009 compared to $110 million for the first quarter of 2008.  Increases in gross operating margin from Enterprise’s natural gas marketing, storage, Piceance Basin pipeline, White River hub, Texas Intrastate pipeline and Jonah gas gathering businesses more than offset a $24 million decrease in gross operating margin from the San Juan gathering system, which was due primarily to lower revenues from transportation fees indexed to natural gas prices and lower proceeds from condensate sales.  Total onshore natural gas transportation volumes increased 14 percent to a record 8.0 TBtud for the first quarter of 2009 versus 7.0 TBtud in the same quarter of 2008.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines and Services segment decreased to $61 million in the first quarter of 2009 from $82 million in the same quarter of 2008.  Approximately $16 million of this decrease was due to estimated lost business related to the effects of the hurricanes.  The Independence Hub platform and Trail pipeline reported record aggregate gross operating margin of $56 million for the first quarter of 2009 compared to $54 million for the first quarter of 2008.

The offshore platform services business reported gross operating margin of $39 million for the first quarter of 2009 compared to $44 million for the same quarter in 2008.  Estimated lost business for this activity in the first quarter of 2009 due to the hurricanes was approximately $5 million.  The Independence Hub platform reported a $1 million increase in gross operating margin to $34 million.  Contributions from the Independence Hub were more than offset by lower demand revenues at the Falcon platform and a decline in volumes at the Marco Polo platform due primarily to disruptions caused by the hurricanes.  For the first quarter of 2009, Enterprise’s offshore platform natural gas processing volumes decreased 6 percent to 777 million cubic feet per day while crude oil processing volumes decreased to 3 MBPD during the first quarter of 2009 from 21 MBPD for the same quarter last year.

Gross operating margin from Enterprise’s offshore natural gas pipeline business for the first quarter of 2009 was $18 million compared to $26 million in the first quarter of 2008.  This $8 million decrease in gross operating margin was principally attributable to lower transportation volumes as a result of continuing effects of the 2008 hurricanes.  Total estimated lost business for the offshore natural gas pipeline business in the first quarter of 2009 due to the storms was approximately $3 million.  Gross operating margin on the Independence Trail pipeline increased 5 percent to $23 million on a slight increase in volume to 922 million British thermal units per day (“MMBtud”) compared to $22 million and 867 MMBtud in the first quarter of 2008.  This increase was more than offset by lower gross operating margin at the partnership’s other offshore natural gas pipelines due to the downtime and upstream volume disruptions associated with the storms.  Transportation volumes for the offshore natural gas pipeline business were 1.5 TBtud in the first quarter of 2009 compared to 1.9 TBtud in the same quarter of 2008.  In comparison to the fourth quarter of 2008, the partnership saw a 20 percent, or 0.3 TBtud, increase in natural gas transportation volumes in the first quarter of 2009 as more production was restored.  HIOS returned to service in January 2009.  The Anaconda, Phoenix and Constitution pipelines did not have transportation volumes in the first quarter of 2009 due to ongoing repairs to connecting infrastructure.

Enterprise’s offshore oil pipeline business recorded gross operating margin of $5 million for the first quarter of 2009 compared to $12 million for the first quarter of 2008 on an 80 MBPD decrease in crude oil transportation volumes associated with the hurricanes.  Hurricane related estimated lost business in the first quarter of 2009 was approximately $8 million.  Offshore oil pipeline transportation volumes for the first quarter of 2009 decreased to 126 MBPD from 206 MBPD for the same quarter of 2008.  Restoration of crude oil production was also apparent in the first quarter of 2009 with transportation volumes increasing 16 percent, or 17 MBPD, from the fourth quarter of 2008.

Petrochemical Services – Gross operating margin for the Petrochemical Services segment was $29 million in the first quarter of 2009 compared to $41 million in the same quarter last year.

Enterprise’s butane isomerization business reported gross operating margin of $15 million in the first quarter of 2009 versus $28 million in the same period of 2008.  The decrease in gross operating margin was attributable to lower revenues from sales of by-products and a 6 percent decrease in volume.  Isomerization volumes during the first quarter of 2009 were 90 MBPD compared to 96 MBPD in the first quarter of 2008.

The partnership’s propylene fractionation and petrochemical pipeline business reported a $7 million increase in gross operating margin to $22 million for the first quarter of 2009 versus $15 million in the same quarter of 2008.  Propylene fractionation volumes increased 17 percent to 68 MBPD in the first quarter of 2009 compared to 58 MBPD for the same quarter of 2008.  Petrochemical pipeline transportation volumes were 106 MBPD during the first quarter of 2009 compared to 115 MBPD in the first quarter of 2008.

Enterprise’s octane enhancement business reported a gross operating margin loss of $8 million in the first quarter of 2009 compared to a loss of $2 million in the first quarter of 2008.  This loss was attributable to the seasonal nature of this business associated with the demand for motor gasoline, prolonged downtime following a scheduled turnaround and higher turnaround costs.  Octane enhancement production was 5 MBPD for the first quarter of 2009 compared to 7 MBPD for the first quarter of 2008.

Review of Current Status of Enterprise-Operated Assets Still Impacted by Hurricanes

In the wake of Hurricanes Gustav and Ike in 2008, Enterprise has a few offshore assets that remain inactive or operating at reduced rates due to the ongoing repairs to certain upstream or downstream facilities owned by third parties.  The Constitution oil and natural gas pipelines; the Marco Polo pipeline and platform; and the Anaconda pipeline are expected to be either in limited service or out of service through the second quarter of 2009 due to ongoing repairs required to third party natural gas pipelines downstream of the Anaconda pipeline.

We currently estimate lost business from the continuing effects of the hurricanes for the second quarter of 2009 to be in the range of $10 million to $15 million without consideration of any future recoveries from business interruption insurance, which will be reflected in income when received.  Under Enterprise’s business interruption insurance program, there are generally 60-day and 75-day deductible periods with respect to wind storm damage to onshore and offshore assets, respectively.  Through March 31, 2009, we estimate Enterprise’s potential claims under business interruption insurance to be approximately $30 million.

Capitalization

Total debt principal outstanding at March 31, 2009 was approximately $9.2 billion, including $1.2 billion of junior subordinated notes to which the debt rating agencies ascribe, on average, approximately 58 percent equity content.  Enterprise’s consolidated debt also included $470 million of debt of Duncan Energy Partners L.P. (“DEP”) for which Enterprise does not have the payment obligation.  Enterprise had liquidity of approximately $940 million at March 31, 2009, which included availability under the partnership’s credit facilities and unrestricted cash.

Total capital spending in the first quarter of 2009, net of contributions in aid of construction, was approximately $393 million.  This includes $20 million of sustaining capital expenditures and $6 million of investments in unconsolidated affiliates.  In the first quarter of 2009, Enterprise incurred outlays for approximately 40 percent of its currently expected organic growth capital budget for 2009.

Interest expense for the first quarter of 2009 was $120 million on an average debt balance of $9.2 billion, compared to interest expense of $92 million in the first quarter of 2008, which had an average debt balance of $7.2 billion.  The increase in the average debt balance between the two periods was primarily due to debt incurred to fund the partnership’s capital investment program.

Conference Call to Discuss First Quarter Earnings

Today, Enterprise will host a conference call to discuss first quarter earnings.  The call will be broadcast live over the Internet at 9:00 a.m. CDT and may be accessed by visiting the company’s website at www.epplp.com.

Basis of Presentation - SFAS 160

Effective January 1, 2009, we adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) 160, Noncontrolling Interests in Consolidated Financial Statements.  SFAS 160 established accounting and reporting standards for noncontrolling interests, which were previously identified as minority interest in our financial statements.  This new standard requires, among other things, that (i) noncontrolling interests be presented as a component of partners’ equity on our consolidated balance sheet (i.e., elimination of the “mezzanine” presentation previously used for minority interest); and (ii) elimination of minority interest amounts as a deduction in deriving net income or loss and, as a result, that net income or loss be allocated between our unitholders and general partner on one hand and noncontrolling interests on the other.   Earnings per unit amounts are not affected by these changes.

The consolidated financial statements included in this press release reflect the changes required by SFAS 160.  As a result, net income reported for the first quarter of 2008 in these financial statements is higher than that disclosed previously; however, the allocation of such net income results in our unitholders, general partner and noncontrolling interests (i.e., the former minority interest) receiving the same amounts as they did previously.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Gross operating margin.  We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that management uses in evaluating segment results.  The GAAP measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expense; (2) operating lease expenses for which we do not have the payment obligation; (3) gains and losses from asset sales and related transactions; and (4) general and administrative costs.  Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, cumulative effect of changes in accounting principles, extraordinary charges and earnings attributable to noncontrolling interests.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.

We include equity earnings from unconsolidated affiliates in our measurement of segment gross operating margin.  Our equity investments with industry partners are a vital component of our business strategy.  They are a means by which we conduct our operations to align our interests with those of our customers and/or suppliers.  This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a standalone basis.  Many of these businesses perform supporting or complementary roles to our other business operations.

Distributable cash flow.  We define distributable cash flow as net income or loss attributable to Enterprise adjusted for: (1) the addition of depreciation, amortization and accretion expense; (2) the addition of operating lease expense for which we do not have the payment obligation; (3) the addition of cash distributions received from unconsolidated affiliates less equity earnings from unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures and cash payments to settle asset retirement obligations; (5) the addition of losses or subtraction of gains from asset sales and related transactions; (6) the addition of cash proceeds from asset sales, the return of an investment in an unconsolidated affiliate or related transactions; (7) the addition of losses or subtraction of gains on the monetization of financial instruments recorded in accumulated other comprehensive income (loss), if any, less related amortization of such amounts to earnings; (8) the addition of net income attributable to the noncontrolling interest associated with the public unitholders of Duncan Energy Partners, less related cash distributions to be paid to such holders with respect to the period of calculation; and (9) the addition or subtraction of other miscellaneous non-cash amounts (as applicable) that affect net income or loss for the period.

Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.  Management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.

Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Adjusted EBITDA.  We define Adjusted EBITDA as net income or loss attributable to Enterprise less equity earnings from unconsolidated affiliates, plus distributions received from unconsolidated affiliates, interest expense, provision for income taxes and depreciation, amortization and accretion expense.  Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities.  Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss attributable to Enterprise and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Company Information and Use of Forward Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil and petrochemicals.  Enterprise transports natural gas, NGLs, crude oil and petrochemical products through approximately 36,000 miles of onshore and offshore pipelines.  Services include natural gas gathering, processing, transportation and storage; NGL fractionation (or separation), transportation, storage and import and export terminaling; crude oil transportation; offshore production platform services; and petrochemical transportation and services.  For more information, visit Enterprise on the web at www.epplp.com.  Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP, LLC, which is wholly-owned by Enterprise GP Holdings L.P. (NYSE: EPE).  For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, market conditions, governmental regulations and factors discussed in Enterprise Product Partners’ filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:                      Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812,
Rick Rainey, Director, Media Relations, (713) 381-3635
###

Enterprise Products Partners L.P.		Exhibit A
Condensed Statements of Consolidated Operations - UNAUDITED
($ in millions, except per unit amounts)
	Three Months Ended March 31,
	2009	2008
Revenues	$3,423.1	$5,684.5
Costs and expenses:
Operating costs and expenses	3,041.3	5,311.2
General and administrative costs	23.0	21.2
Total costs and expenses	3,064.3	5,332.4
Equity in earnings of unconsolidated affiliates	13.4	14.6
Operating income	372.2	366.7
Other income (expense):		-
Interest expense	(120.4)	(91.9)
Other, net	0.7	0.9
Total other expense	(119.7)	(91.0)
Income before provision for income taxes	252.5	275.7
Provision for income taxes	(15.2)	(3.7)
Net income	237.3	272.0
Net income attributable to noncontrolling interests	(12.0)	(12.4)
Net income attributable to Enterprise Products Partners L.P.	$225.3	$259.6

Net income allocated to:
Limited partners	$186.3	$225.2
General partner	$39.0	$34.4
Per unit data (fully diluted): (1)
Earnings per unit	$0.41	$0.51
Average LP units outstanding (in millions)	452.7	435.9
Other financial data:
Net cash flows provided by operating activities	$218.1	$265.1
Cash used in investing activities	$424.3	$568.6
Cash provided by financing activities	$214.3	$329.6
Distributable cash flow	$342.9	$382.8
Adjusted EBITDA	$525.5	$505.0
Depreciation, amortization and accretion	$154.1	$135.9
Distributions received from unconsolidated affiliates	$22.9	$28.6
Total debt principal outstanding at end of period	$9,248.5	$7,469.5
Capital spending:
Capital expenditures, net of contributions in aid of construction costs, for property, plant and equipment	$386.1	$617.3
Investments in unconsolidated affiliates	6.4	7.4
Total capital spending	$392.5	$624.7

(1)  For purposes of computing diluted earnings per unit, we used the provisions of Emerging Issues Task Force 07-4, Application of the Two-Class Method under FASB Statement No. 128 to Master Limited Partnerships.

Enterprise Products Partners L.P.		Exhibit B
Condensed Operating Data – UNAUDITED
($ in millions)
	Three Months Ended March 31,
	2009	2008
Gross operating margin by segment:
NGL Pipelines & Services	$342.8	$289.7
Onshore Natural Gas Pipelines & Services	116.0	109.9
Offshore Pipelines & Services	61.3	81.6
Petrochemical Services	28.6	41.0
Total gross operating margin	548.7	522.2
Adjustments to reconcile gross operating margin to
operating income:
Depreciation, amortization and accretion in operating
costs and expenses	(153.5)	(133.9)
Operating lease expense paid by EPCO, Inc. in operating
costs and expenses	(0.2)	(0.5)
Gain from asset sales and related transactions in operating costs and expenses	0.2	0.1
General and administrative costs	(23.0)	(21.2)
Operating income	$372.2	$366.7

Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	1,950	1,831
NGL fractionation volumes (MBPD)	432	423
Equity NGL production (MBPD)	114	104
Fee-based natural gas processing (MMcf/d)	3,104	2,669
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	7,981	6,981
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,542	1,936
Crude oil transportation volumes (MBPD)	126	206
Platform natural gas processing (MMcf/d)	777	830
Platform crude oil processing (MBPD)	3	21
Petrochemical Services, net:
Butane isomerization volumes (MBPD)	90	96
Propylene fractionation volumes (MBPD)	68	58
Octane additive production volumes (MBPD)	5	7
Petrochemical transportation volumes (MBPD)	106	115
Total, net:
NGL, crude oil and petrochemical transportation volumes (MBPD)	2,182	2,152
Natural gas transportation volumes (BBtus/d)	9,523	8,917
Equivalent transportation volumes (MBPD) (2)	4,688	4,499

(1)  Operating rates are net of third party ownership interests and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)  Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.		Exhibit C
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Distributable Cash Flow
($ in millions)
	Three Months Ended March 31,
	2009	2008
Reconciliation of "Distributable cash flow" to "Net income attributable to Enterprise Products Partners L.P." and "Net cash flows provided by operating activities"
Net income attributable to Enterprise Products Partners L.P.	$225.3	$259.6
Adjustments to net income attributable to Enterprise Products Partners L.P. to derive distributable cash flow:
Amortization in interest expense	(1.0)	0.1
Depreciation, amortization and accretion in costs and expenses	155.1	135.8
Operating lease expense paid by EPCO, Inc.	0.2	0.5
Deferred income tax expense	0.9	(0.9)
Monetization of interest rate hedging derivative instruments	--	6.3
Amortization of net gains related to monetization of derivative instruments	(0.4)	(1.6)
Equity in earnings of unconsolidated affiliates	(13.4)	(14.6)
Distributions received from unconsolidated affiliates	22.9	28.6
Gain from asset sales and related transactions	(0.2)	(0.1)
Proceeds from asset sales and related transactions	0.3	0.1
Sustaining capital expenditures	(20.0)	(25.0)
Changes in fair market value of derivative instruments	(12.0)	0.7
Net income attributable to noncontrolling interest – DEP public unitholders	5.1	4.3
Distribution to be paid to DEP public unitholders with respect to period	(6.4)	(6.1)
Proceeds from property damage insurance claims	3.8	--
Cash expenditures for asset abandonment activities	(0.1)	(4.9)
Accrued property damage repair costs related to Hurricanes Ike and Gustav	(17.2)	--
Distributable cash flow	342.9	382.8
Adjustments to distributable cash flow to derive net cash flows provided by operating activities:
Monetization of interest rate hedging derivative instruments	--	(6.3)
Amortization of net gains related to monetization of derivative instruments	0.4	1.6
Proceeds from asset sales and related transactions	(0.3)	(0.1)
Sustaining capital expenditures	20.0	25.0
Net income attributable to noncontrolling interests	12.0	12.4
Net income attributable to noncontrolling interest – DEP public unitholders	(5.1)	(4.3)
Distribution to be paid to DEP public unitholders with respect to period	6.4	6.1
Proceeds from property damage insurance claims	(3.8)	--
Cash expenditures for asset abandonment activities	0.1	4.9
Accrued property damage repair costs related to Hurricanes Ike and Gustav	17.2	--
Effect of pension settlement recognition	0.1	(0.1)
Net effect of changes in operating accounts	(171.8)	(156.9)
Net cash flows provided by operating activities	$218.1	$265.1

Enterprise Products Partners L.P.		Exhibit D
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Adjusted EBITDA
($ in millions)
	Three Months Ended March 31,
	2009	2008
Reconciliation of "Adjusted EBITDA" to "Net income attributable to Enterprise Products Partners L.P.” and "Net cash flows provided by operating activities"
Net income attributable to Enterprise Products Partners L.P.	$225.3	$259.6
Adjustments to net income attributable Enterprise Products Partners L.P. to derive Adjusted EBITDA:
Equity in earnings of unconsolidated affiliates	(13.4)	(14.6)
Distributions received from unconsolidated affiliates	22.9	28.6
Interest expense (including related amortization)	120.4	91.9
Provision for income taxes	15.2	3.7
Depreciation, amortization and accretion in costs and expenses	155.1	135.8
Adjusted EBITDA	525.5	505.0
Adjustments to Adjusted EBITDA to derive net cash flows provided by operating activities:
Interest expense	(120.4)	(91.9)
Provision for income taxes	(15.2)	(3.7)
Amortization in interest expense	(1.0)	0.1
Deferred income tax expense	0.9	(0.9)
Operating lease expense paid by EPCO, Inc.	0.2	0.5
Net income attributable to noncontrolling interests	12.0	12.4
Gain from asset sales and related transactions	(0.2)	(0.1)
Changes in fair market value of derivative instruments	(12.0)	0.7
Effect of pension settlement recognition	0.1	(0.1)
Net effect of changes in operating accounts	(171.8)	(156.9)
Net cash flows provided by operating activities	$218.1	$265.1